Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan                            (651) 293-2809

ECOLAB DELIVERS FOURTH QUARTER IN FORECASTED RANGE

Fourth quarter reported EPS $0.33; pro forma EPS $0.45, +13%, excluding discrete tax items and special gains and charges

Full year 2008 EPS +6% to $1.80; +12% to $1.86 excluding discrete tax items and special gains and charges

2008 FOURTH QUARTER HIGHLIGHTS:

•                  Reported diluted net income per share $0.33

•                  Pro forma EPS $0.45, +13%, excluding discrete tax items and special gains and charges

•                  Sales +3% to $1.5 billion; excluding acquisitions and divestitures, fixed currency sales +5%

•                  Double-digit U.S. Cleaning and Sanitizing and Latin America sales growth led results, with strong Food & Beverage, Kay and Healthcare sales gains

			(unaudited)
	Fourth Quarter		%	Full Year		%
(Millions, except per share)	2008	2007	increase	2008	2007	increase
Net Sales	$1,483.3	$1,439.8	3%	$6,137.5	$5,469.6	12%

Operating Income	139.8	174.3	-20%	712.5	667.3	7%

Pretax Income	124.3	161.2	-23%	650.9	616.3	6%
Taxess	44.3	47.8	-7%	202.8	189.1	7%
Net Income	$80.0	$113.4	-29%	$448.1	$427.2	5%

Diluted Net Income Per Share	$0.33	0.45	-27%	$1.80	$1.70	6%
Diluted Average Shares Outstanding	242.9	251.3	-3%	249.3	251.8	-1%

ST. PAUL, Minn., February 12, 2009:  Ecolab’s consolidated sales increased 3% to $1.5 billion in the fourth quarter of 2008; measured in fixed currencies, sales rose 7%. Excluding acquisitions and divestitures, fixed currency sales increased 5%.  Continued double-digit growth from the U.S. Cleaning & Sanitizing and Latin America businesses produced solid pro forma earnings gains against a weakening economy.  Net income decreased 29% to $80 million. Reported diluted earnings per share declined 27% to $0.33.

Fourth quarter 2008 and 2007 results included discrete tax items and Special Gains and Charges.  Excluding those items, pro forma fourth quarter 2008 diluted earnings per share were $0.45, a 13% increase over pro forma fourth quarter 2007 diluted earnings per share of $0.40.

Segment review

Fourth quarter 2008 sales for Ecolab’s United States Cleaning & Sanitizing operations rose 10% to $648 million.  Excluding acquisitions, sales rose 6%, with double-digit gains from Kay, Food & Beverage and Healthcare.  Ecolab’s United States Cleaning & Sanitizing operating income rose 17% to $97 million. Excluding acquisitions, operating income rose 22%, as pricing, cost savings and reduced variable compensation more than offset higher delivered product costs.

United States Other Services sales declined 1% to $113 million in the fourth quarter as Pest Elimination sales growth slowed and GCS sales declined.  However, operating income increased 88% to $14 million as both Pest Elimination and GCS profitability improved over last year.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 6% to $783 million in the fourth quarter.  Latin America enjoyed double-digit sales growth, Canada was strong and Asia Pacific and Europe/Middle East/Africa recorded moderate sales gains.  Fixed currency operating income declined 11% to $74 million as raw material increases outpaced pricing in the quarter.  When measured at public currency rates, International sales declined 2% and operating income decreased 21%.  Currency translation had a negative impact on net income growth of approximately $5 million for the fourth quarter of 2008.

The Corporate segment includes Special Gains and Charges, which are reported as a separate line item in the income statement. Special Gains and Charges for the fourth quarter 2008 included a charge of $19 million for the write down of investments in an energy management business and the closure of two small non-strategic healthcare businesses.  It also included other non-recurring costs to optimize our business structure.  Special Gains and Charges for the fourth quarter 2007 included gains from the sale of two businesses. The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing effort to improve our efficiency and returns.

The reported income tax rate for the fourth quarter 2008 was 35.6% compared to the reported tax rate of 29.7% for the fourth quarter 2007.  Excluding the tax rate impact of Special Gains and Charges and discrete tax items, the adjusted effective income tax rate for the fourth quarter 2008 was 30.6% compared with 34.3% for the same period last year. The decrease in the adjusted fourth quarter effective tax rate was due primarily to tax planning efforts as well as international rate reductions.  The effective tax rate for the full year 2008, excluding the impact of Special Gains and Charges and discrete tax items, was 31.6%.

Ecolab reacquired 11.7 million shares of its common stock during the fourth quarter; this included 11.3 million shares purchased from Henkel AG & Co. KGaA as part of its secondary offering of all of its Ecolab shares in November 2008.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “It is well-known the economic climate is difficult, but despite the challenges, our team continued to deliver in the fourth quarter by driving new business and carefully managing expenses.  This enabled us to deliver good organic sales growth and double-digit pro forma EPS gains for both the quarter and the full year.

“2009 will obviously be challenging.  Nonetheless, we are well-positioned with significant competitive advantages, a great team and a strong balance sheet.  Our focus is squarely on driving share, simplifying our supply chain to lower ongoing costs, and driving new programs and businesses which further improve our ability to meet our customers’ needs.  While these are areas we always focus on, it is hardly business as usual.  We have already taken very difficult steps to lower our cost structure and continue to tightly manage ongoing expenses.

“However, good economy or bad economy, our focus on growth, business improvement, and advancing shareholder value does not change. Our goals this year are clear: build our market position, continue to invest in our growth initiatives, reposition the company to fully leverage the post-crisis economy, and continue to drive growth.”

Business Outlook

2009 – Full Year

Ecolab continues to expect pro forma earnings per share, which exclude Special Gains and Charges and discrete tax items, for the full year ending December 31, 2009 to be in the $1.95 to $2.05 range.

2009 – First Quarter

Ecolab expects modest sales growth in fixed currencies in the first quarter 2009 over the first quarter 2008; currency translation is expected to have an unfavorable effect on reported sales.  In 2009 Ecolab will reduce distributor incentive promotions in the U.S. Institutional division.  This will have a negative impact on Institutional sales and reduce first quarter earnings by approximately $0.03 per share; however, these effects should be fully reversed in the fourth quarter and be neutral to slightly positive for the full year.  The impact of higher raw material costs has moderated from fourth quarter 2008 levels; while their impact is anticipated to sequentially decline through the rest of the year, they will continue to be unfavorable in the first half and for the full year 2009 compared to the prior year periods.  Additionally, we currently anticipate currency translation to have an unfavorable impact of $0.03-$0.04 per share on first quarter earnings.

Our outlook for the first quarter of 2009 is as follows:

Gross Margins	48% - 49%
SG&A % of Sales	38% - 39%
Interest expense, net	$13 - $14 million
Effective tax rate	approx. 31%
Pro forma EPS, excluding Special Gains and Charges	$0.30 - $0.34

As previously announced, the first quarter 2009 will include a restructuring Special Charge to optimize our workforce, facilities, product lines and business portfolios of approximately $0.08 per share. Reported first quarter 2008 earnings per share of $0.41 included net discrete tax benefits and special gains and charges.  Excluding those items, pro forma diluted earnings per share were $0.39.

2009 – Remaining Nine Months

Ecolab expects modest fixed currency sales growth over the remaining quarters of 2009.   However, easing delivered product costs and the impact of cost savings actions should provide significant benefit to operating margins, resulting in improving pro forma earnings per share comparisons as the year progresses.  We expect the remaining nine months of 2009, in total, to show double-digit pro forma earnings per share growth as these impacts benefit earnings.

Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2009 first quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expense, interest expense, and effective tax rates; currency translation; distributor promotions; and pro forma diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could

cause actual results to differ materially from those of such   Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-Q and include the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; fluctuations in raw material costs; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the ability to acquire complementary businesses and to effectively integrate such businesses; the impact of investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in regulations or accounting standards; the occurrence of litigation or claims, acts of war, terrorism, severe weather or public health epidemics; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008

(unaudited)

	Fourth Quarter		Year
(millions, except per share)	2008	2007	2008	2007

Net sales	$1,483.3	$1,439.8	$6,137.5	$5,469.6

Cost of sales	770.2	716.4	3,141.6	2,691.7
Selling, general and administrative expenses	541.8	557.2	2,257.5	2,090.9
Special (gains) and charges	31.5	(8.1)	25.9	19.7

Operating income	139.8	174.3	712.5	667.3

Interest expense, net	15.5	13.1	61.6	51.0

Income before income taxes	124.3	161.2	650.9	616.3

Provision for income taxes	44.3	47.8	202.8	189.1

Net income	$80.0	$113.4	$448.1	$427.2

Net income per common share
Basic	$0.33	$0.46	$1.83	$1.73
Diluted	$0.33	$0.45	$1.80	$1.70

Weighted-average common shares outstanding
Basic	239.9	246.3	245.4	246.8
Diluted	242.9	251.3	249.3	251.8

Note: Special (gains) and charges in the Consolidated Statement of Income above includes the following:

	Fourth Quarter		Year
(millions)	2008	2007	2008	2007

Business write-down and closures	$19.1	—	$19.1	—
Business structure and optimization	11.3	$1.6	25.6	$2.0
Gain on the sale of plant	—	—	(24.0)	—
Gain on the sale of businesses	—	(11.0)	(1.7)	(11.0)
Arbitration charge	—	—	—	27.4
Other non-recurring items	1.1	1.3	6.9	1.3
Special (gains) and charges	$31.5	$(8.1)	$25.9	$19.7

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008

(unaudited)

	Fourth Quarter		Year
(millions)	2008	2007	2008	2007

Net Sales
United States
Cleaning & Sanitizing	$648.2	$589.4	$2,660.8	$2,351.4
Other Services	113.3	114.8	469.3	449.9
Total	761.5	704.2	3,130.1	2,801.3
International	783.3	736.7	2,974.7	2,793.9
Effect of foreign currency translation	(61.5)	(1.1)	32.7	(125.6)
Consolidated	$1,483.3	$1,439.8	$6,137.5	$5,469.6

Operating Income
United States
Cleaning & Sanitizing	$97.3	$83.5	$431.5	$394.0
Other Services	13.9	7.5	51.8	40.7
Total	111.2	91.0	483.3	434.7
International	74.0	83.3	280.1	289.7
Corporate	(38.8)	0.3	(55.1)	(40.4)
Effect of foreign currency translation	(6.6)	(0.3)	4.2	(16.7)
Consolidated	$139.8	$174.3	$712.5	$667.3

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(millions)	December 31 2008	December 31 2007
Assets
Current assets
Cash and cash equivalents	$66.7	$137.4
Accounts receivable, net	971.0	974.0
Inventories	467.2	450.8
Deferred income taxes	94.7	89.4
Other current assets	91.5	65.7
Total current assets	1,691.1	1,717.3

Property, plant and equipment, net	1,135.2	1,083.4

Goodwill, net	1,267.7	1,279.2

Other intangible assets, net	326.7	328.9

Other assets	336.2	314.0

Total assets	$4,756.9	$4,722.8

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$338.9	$403.5
Accounts payable	359.6	343.7
Compensation and benefits	261.1	280.2
Income taxes	46.3	27.7
Other current liabilities	436.0	463.2
Total current liabilities	1,441.9	1,518.3

Long-term debt	799.3	599.9

Postretirement health care and pension benefits	680.2	418.5

Other liabilities	263.9	250.4

Shareholders’ equity	1,571.6	1,935.7

Total liabilities and shareholders’ equity	$4,756.9	$4,722.8

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below is provided to assist the reader’s understanding of the comparability of the company’s operations for 2008.  The company believes that pro forma net income from ongoing operations, a non-GAAP financial measure, helps investors understand underlying business performance because it facilitates the comparison of 2008 and 2007 operating results by eliminating the effect of non-recurring items (see “pro forma adjustments” in table below).  The presentation below reconciles as reported net income (U.S. GAAP amounts) to pro forma net income from ongoing operations. The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.

	First Quarter Ended March 31 2007	Second Quarter Ended June 30 2007	Six Months Ended June 30 2007	Third Quarter Ended Sept. 30 2007	Nine Months Ended Sept. 30 2007	Fourth Quarter Ended Dec. 31 2007	Year Ended Dec. 31 2007

Diluted net income per share, as reported (U.S. GAAP)	$0.35	$0.44	$0.79	$0.46	$1.25	$0.45	$1.70

Pro forma adjustments:
Special (gains) and charges (1)	—	—	—	0.07	0.07	(0.03)	0.04
Tax expense (benefits) (2)	—	(0.02)	(0.02)	(0.03)	(0.06)	(0.02)	(0.08)

Pro forma diluted net income per share from ongoing operations	$0.35	$0.42	$0.77	$0.49	$1.26	$0.40	$1.66

	First Quarter Ended March 31 2008	Second Quarter Ended June 30 2008	Six Months Ended June 30 2008	Third Quarter Ended Sept. 30 2008	Nine Months Ended Sept. 30 2008	Fourth Quarter Ended Dec. 31 2008	Year Ended Dec. 31 2008

Diluted net income per share, as reported (U.S. GAAP)	$0.41	$0.55	$0.96	$0.50	$1.46	$0.33	$1.80

Pro forma adjustments:
Special (gains) and charges (3)	—	(0.08)	(0.08)	0.04	(0.04)	0.11	0.07
Tax expense (benefits) (4)	(0.02)	—	(0.02)	0.01	(0.01)	—	(0.01)

Pro forma diluted net income per share from ongoing operations	$0.39	$0.47	$0.86	$0.55	$1.41	$0.45	$1.86

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for the third quarter of 2007 include a $16.8 million arbitration charge, net of tax, and other non-recurring items, net of tax.  Special gains and charges for the fourth quarter of 2007 include a $4.8 million gain, net of tax, on the sale of a minority investment in the U.S., a $4.7 million gain, net of tax, on the sale of a business in the U.K. and other non-recurring items, net of tax.

(2) Tax benefits include discrete tax audit settlements and reductions in net deferred tax liabilities related to international rate changes.

(3) Special gains and charges for the second quarter of 2008 include a $24.0 million gain on the sale of a plant in Denmark, partially offset by other non-recurring business structure costs. Special gains and charges for the third quarter of 2008 includes non-recurring business structure costs. Special gains and charges in the fourth quarter of 2008 includes a $19.1 million charge for the write-down of investments in an energy management business and the closure of two small non-strategic healthcare businesses, as well as business structure and optimization costs.

(4) First quarter 2008 tax benefits include discrete tax impact of enacted tax legislation and an international rate change. Third quarter 2008 tax expense includes discrete tax impact of recognizing adjustments from filing the prior year federal tax return.